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EXHIBIT (d)(10)

LIMITED POWER OF ATTORNEY

        The undersigned hereby makes, constitutes and appoints STEPHEN MORRISON his true and lawful attorney-in-fact to act for him in his name, place and stead and for his use and benefit to review, execute and deliver any and all documents that are necessary or appropriate in order to consummate the transactions contemplated by that certain Arrangement Agreement dated as of April 6, 2006, by and among 724 Solutions Inc., 724 Holdings, Inc. and Austin Ventures VIII, L.P. and/or that certain Rollover Agreement between the undersigned and 724 Holdings, Inc. and/or any filings with any court or governmental agency in connection therewith.

        The undersigned hereby grants to said attorney-in-fact full power and authority to do and perform each and every act and thing which may be necessary, or convenient, in connection with any of the foregoing, as fully, to all intents and purposes, as the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by authority hereof.

        IN WITNESS WHEREOF, the undersigned has executed and delivered this limited power of attorney this 1st day of August, 2006.

/s/ JOHN J. SIMS John J. Sims

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LIMITED POWER OF ATTORNEY